Exhibit 10.1

COMMERCIAL ASSOCIATION OF REALTORS® PORTLAND/VANCOUVER

PURCHASE AND SALE AGREEMENT AND RECEIPT FOR EARNEST MONEY

(Oregon-Commercial Form)

Dated: _December _23, 2020___________

BETWEEN:	_ RLA Holdings, LLC ___________	(“Seller”)

AND:	_ Arcimoto, Inc _________	(“Buyer”)

Buyer agrees to buy and Seller agrees to sell, on the following terms, the real property and all improvements thereon (the “Property”) commonly known as 311 Chambers St. and 1480 W. 3rd Ave in the City of _Eugene____, County of _____Lane________, Oregon legally described as follows: __Legal Description to be provided by Cascade Title Co. Sale includes tax lots 08600, 13400, 08000, 08700, 09000, 09001, 13001 and 07600 to taling approximately 6.79 acres of land. If no legal description is inserted or attached, Buyer and Seller will attach a legal description upon receipt and reasonable approval by both parties of the Preliminary Commitment or, if applicable, the Survey.

1. Purchase Price. The total purchase price is Ten Million Two Hundred Fifty Thousand ______ dollars ($10,250,000.00) payable as follows: Cash at closing. Buyer will be getting a loan and will satisfy their financing contingencies during the property inspection period.

2. Earnest Money Receipt. Upon execution of this Agreement, Buyer shall pay $_80,000_________ as earnest money (the “Earnest Money”) in the form of ☐ cash or ☐ check or ☒ promissory note. If the Earnest Money is in the form of a promissory note, it is due and payable:☐ upon execution of this Agreement by Buyer and Seller or no later than 5 PM Pacific Time one day after satisfaction or waiver by Buyer of the conditions to Buyer’s obligation to purchase the Property set forth in this Agreement or ☒ other: ______See Promissory Note_____________________________________________. If the Earnest Money promissory note is not redeemed and paid in full when due, then (i) the Earnest Money promissory note shall be delivered and endorsed to Seller (if not already in Seller’s possession), (ii) Seller may collect the Earnest Money from Buyer, either pursuant to an action on the promissory note or an action on this Agreement, and (iii) this Agreement shall be of no further force or effect. The Earnest Money shall be deposited with ☒ ____Cascade Title Co._______________________ (the “Title Company”) at the following branch: _811 Willamette St. Eugene, Oregon_ or ☐ other: ________________________________________. The Earnest Money shall be applied to the payment of the purchase price for the Property at closing. Any interest earned on the Earnest Money shall be considered to be part of the Earnest Money. The Earnest Money shall be returned to Buyer in the event any condition to Buyer’s obligation to purchase the Property shall fail to be satisfied or waived through no fault of Buyer.

3. Conditions to Purchase. Buyer’s obligation to purchase the Property is conditioned on the following: ☐ none and/or ☒ __See Addendum A _________________________________

and/or ☒ Buyer’s approval of the results of its property inspection described in Section 4 below. If  Buyer has not given written waiver of these conditions, or stated in writing that these conditions have been satisfied, by written notice given to Seller within __75_____ days after the Execution Date (defined below), the Agreement shall be terminated, and the Earnest Money shall be promptly returned to Buyer.

4. Property Inspection. Seller shall permit Buyer and its agents, at Buyer’s sole expense and risk, to enter the Property, at reasonable times after reasonable prior notice to Seller and after prior notice to the tenants of the Property as required by the tenants’ leases, to conduct inspections, tests, and surveys concerning the structural condition of the improvements, all mechanical, electrical and plumbing systems, hazardous materials, pest infestation, soils conditions, wetlands, American with Disabilities Act compliance, and other matters affecting the suitability of the Property for Buyer’s intended use and/or otherwise reasonably related to the purchase of the Property. Buyer shall indemnify, hold harmless, and defend Seller from all liens, costs, and expenses, including reasonable attorneys’ fees and experts’ fees, arising from or relating to Buyer’s entry on and inspection of the Property. This agreement to indemnify, hold harmless, and defend Seller shall survive closing or any termination of this Agreement.

5. Seller’s Documents. Within ___7______ days after the Execution Date, Seller shall deliver to Buyer, at Buyer’s address shown below, legible and complete copies of the following documents and other items relating to the ownership, operation, and maintenance of the Property, to the extent now in existence and to the extent such items are within Seller’s possession or control: Any existing property inspections, environmental reports, property appraisals, asbestos surveys, existing construction documents (e.g. blue prints), property surveys, lease agreements and access agreement.

6. Title Insurance. Within ____10_________ days after the Execution Date, Seller shall deliver to Buyer a preliminary title report from the Title Company (the “Preliminary Commitment”), together with complete and legible copies of all documents shown therein as exceptions to title, showing the status of Seller’s title to the Property. Buyer shall have __10_____ days after receipt of a copy of the Preliminary Commitment within which to give notice in writing to Seller of any objection to such title or to any liens or encumbrances affecting the Property. Within __7_______ days after the date of such notice from Buyer, Seller shall give Buyer written notice of whether it is willing and able to remove the objected-to exceptions. Within ___10_______ days after the date of such notice from Seller, Buyer shall elect whether to purchase the Property subject to the objected-to exceptions which Seller is not willing or able to remove or terminate this Agreement. On or before the Closing Date (defined below), Seller shall remove all exceptions to which Buyer objects and which Seller agrees Seller is willing and able to remove. All remaining exceptions set forth in the Preliminary Commitment and agreed to by Buyer shall be “Permitted Exceptions.” The title insurance policy to be delivered by Seller to Buyer at closing shall contain no exceptions other than the Permitted Exceptions and the usual preprinted exceptions in an owner’s standard form title insurance policy.

7. Default; Remedies. If the conditions, if any, to Buyer’s obligation to close this transaction are satisfied or waived by Buyer and Buyer nevertheless fails, through no fault of Seller, to close the purchase of the Property, Seller’s sole remedy shall be to retain the Earnest Money paid by Buyer. In the event Seller fails, through no fault of Buyer, to close the sale of the Property, Buyer shall be entitled to pursue any remedies available at law or in equity, including without limitation, the remedy of specific performance.

8. Closing of Sale. The sale shall be closed ☒ on or before _March 31, 2021 __ or ☐ ________ days after the Execution Date (the “Closing Date”) in escrow at the Title Company. The sale shall be “closed” when the document conveying title is recorded and funds are disbursed to Seller. At closing, Buyer and Seller shall deposit with the Title Company all documents and funds required to close the transaction in accordance with the terms of this Agreement. At closing, Seller shall deliver a certification in a form approved by Buyer that Seller is not a “foreign person” as such term is defined in the Internal Revenue Code and the Treasury Regulations promulgated under the Internal Revenue Code. If Seller is a foreign person and this transaction is not otherwise exempt from FIRPTA regulations, the Title Company shall be instructed by the parties to withhold and pay the amount required by law to the Internal Revenue Service. At closing, Seller shall convey fee simple title to the Property to Buyer by ☒ statutory warranty deed or ☐ ______________________________________ (the “Deed”). If this Agreement provides for the conveyance by Seller of a vendee’s interest in the Property by a contract of sale, Seller shall deposit with the Title Company (or other mutually acceptable escrow) the executed and acknowledged Deed, together with written instructions to deliver such deed to Buyer upon payment in full of the purchase price.  At closing, Seller shall pay for and deliver to Buyer a standard form owner’s policy of title insurance in the amount of the purchase price insuring fee simple title to the Property in Buyer subject only to the Permitted Exceptions and the standard preprinted exceptions in a standard form policy.

9. Closing Costs; Prorates. Seller shall pay the premium for the title insurance policy which Seller is required to deliver pursuant to the above paragraph. Seller and Buyer shall each pay one-half of the escrow fees charged by the Title Company, any excise tax, and any transfer tax. Real property taxes for the tax year in which the transaction is closed, assessments (if a Permitted Exception), personal property taxes, rents on existing tenancies paid for the month of closing, interest on assumed obligations, and utilities shall be prorated as of the Closing Date. Prepaid rents, security deposits, and other unearned refundable deposits regarding the tenancies shall be assigned and delivered to Buyer at closing. The Property ☐ does ☒ does not qualify for a special tax assessment or deferral program as follows:_______________________________________________________. ☐ Seller ☐ Buyer ☒ N/A shall be responsible for payment of all taxes, interest, and penalties, if any, upon removal of the Property from such special assessment or program.

10. Possession. Buyer shall be entitled to exclusive possession of the Property, subject to tenancies existing as of the Closing Date, ☒ on the Closing Date (subject to Tenants rights) ☐__ ____

11. Condition of Property. Seller represents that, to the best of Seller’s knowledge, there are no pending or threatened notices of violation of any laws, codes, rules, or regulations applicable to the Property (“Laws”), and Seller is not aware of any such violations or any concealed material defects in the Property. Risk of loss or damage to the Property shall be Seller’s until closing and Buyer’s at and after closing. No agent of Seller nor any agent of Buyer has made any representations regarding the Property. The real estate licensees named in this Agreement have made no representations to any party regarding the condition of the Property, the operations on or income from the Property, or whether the Property or the use thereof complies with Laws. Except for Seller’s representations set forth in this Section 11, Buyer shall acquire the Property “AS IS” with all faults and Buyer shall rely on the results of its own inspection and investigation in Buyer’s acquisition of the Property. It shall be a condition of Buyer’s obligation to close, and of Seller’s right to retain the Earnest Money as of closing, that all of the Seller’s representations and warranties stated in this Agreement are materially true and correct on the Closing Date. Seller’s representations and warranties stated in this Agreement shall survive closing.

12. Personal Property. This sale includes the following personal property: ☒ __See Addendum A _______________ or ☐ the personal property located on and used in connection with the Property and owned by Seller which Seller shall itemize in a schedule. Seller shall deliver to Buyer such schedule within __________ days after the Execution Date.

13. Agency Disclosure. The following agency relationship(s) in this transaction is (are) hereby consented to and acknowledged:

(a) ☒ __Justin Schmick of Windermere Real Estate/ Lane County__ (selling real estate licensee) is the agent of (check one): ☒ Buyer exclusively as an agent of Buyer; ☐ Seller exclusively as an agent of Seller; ☐ both Seller and Buyer as set out in the in-company agreement.

(b) ☒ __Levi Bedortha of Bedortha Brokerage, Inc. (listing agent if not the same as selling agent) is the agent of (check one): ☒ Seller exclusively as Seller’s agent; ☐ both Seller and Buyer as set out in the in-company agreement.

(c) ☐ _________________________ (real estate licensee) both Seller and Buyer in a limited dual agency relationship pursuant to separate agreement.

ACKNOWLEDGED

Buyer:	Arcimoto, Inc. JF	Dated:	12-30-20_ _______ ________
Buyer:	________________	Dated:	____________	Designated
Seller:	Ronald L. Anderson	Dated:	12-23-2020	Broker(s)
Seller:	________________	Dated:	____________	Initials

14. Notices. Unless otherwise specified, any notice required or permitted in, or related to, this Agreement must be in writing and signed by the party to be bound. Any  notice or payment will be deemed given when personally delivered or delivered by facsimile transmission (with electronic confirmation of delivery), or will be deemed given on the day following delivery of the notice by reputable overnight courier or through mailing in the U.S. mails, postage prepaid, by the applicable party to the address of the other party shown in this Agreement, unless that day is a Saturday, Sunday, or legal holiday, in which event it will be deemed delivered on the next following business day. If the deadline under this Agreement for delivery of a notice or payment is a Saturday, Sunday, or legal holiday, such last day will be deemed extended to the next following business day.

15. Assignment. Buyer ☐ may assign ☐ may not assign ☒ may assign, if the assignee is an entity owned and controlled by Buyer (may not assign, if no box is checked) this Agreement or Buyer’s rights under this Agreement without Seller’s prior written consent. If Seller’s consent is required for assignment, such consent may be withheld in Seller’s sole discretion.

16. Attorneys’ Fees. In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including without limitation any proceeding under the U.S. Bankruptcy Code, is instituted, or the services of an attorney are retained, to interpret or enforce any provision of this Agreement or with respect to any dispute relating to this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith. In the event of suit, action, arbitration, or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

17. Statutory Land Use Disclaimer. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007.

18. Miscellaneous. Time is of the essence of this Agreement. The facsimile transmission of any signed document including this Agreement shall be the same as delivery of an original. At the request of either party, the party delivering a document by facsimile will confirm facsimile transmission by signing and delivering a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements between them with respect thereto. Without limiting the provisions of Section 15 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. The person signing this Agreement on behalf of Buyer and the person signing this Agreement on behalf of Seller each represents, covenants and warrants that such person has full right and authority to enter into this Agreement and to bind the party for whom such person signs this Agreement to the terms and provisions of this Agreement. This Agreement shall not be recorded unless the parties otherwise agree.

19. Addendums; Exhibits. The following named addendums and exhibits are attached to this Agreement and incorporated within this Agreement: ☐ none or ☒ Addendum A ______.

20. Time for Acceptance. Seller has until 5:00 p.m. Pacific Time on _December 31, 2020_____ to accept this offer. Acceptance is not effective until a copy of this Agreement which has been signed and dated by Seller is actually received by Buyer. If this offer is not so accepted, it shall expire and the Earnest Money shall be promptly refunded to Buyer.

21. Seller’s Acceptance and Brokerage Agreement. Seller agrees to sell the Property on the terms and conditions in this Agreement and further agrees to pay a commission in the total amount computed in accordance with the listing agreement or other commission agreement. ~~If there is no written listing agreement or other commission agreement,~~ Seller hereby agrees to pay a Windermere Real Estate a Buyers Agent commission of ☒ ___ Two and a half___ percent (__2.5_%) of the purchase price or ☐ $____________________. The commission is earned as of the date this Agreement is signed by Seller and Buyer. Unless otherwise provided in a separate written agreement, the real estate commission is due on the Closing Date. ~~or upon Seller’s breach of this Agreement, whichever occurs first. If the Earnest Money is forfeited and retained by Seller in accordance with this Agreement, in addition to any other rights the listing agent may have, the listing agent shall be entitled to fifty percent (50%) of the Earnest Money, not to exceed any agreed commission, and Seller hereby assigns to the listing agent such amount.~~

22. Execution Date. The Execution Date is the later of the two dates shown beneath the parties’ signatures below.

23. Governing Law. This Agreement is made and executed under, and in all respects shall be governed and construed by the laws of the State of Oregon.

CONSULT YOUR ATTORNEY. THIS DOCUMENT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR REVIEW AND APPROVAL PRIOR TO SIGNING. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE COMMERCIAL ASSOCIATION OF REALTORS® PORTLAND/VANCOUVER OR BY THE REAL ESTATE LICENSEES INVOLVED WITH THIS DOCUMENT AS TO THE LEGAL SUFFICIENCY OR TAX CONSEQUENCES OF THIS DOCUMENT.

THIS FORM SHOULD NOT BE MODIFIED WITHOUT SHOWING SUCH MODIFICATIONS BY REDLINING, INSERTION MARKS, OR ADDENDA.

Buyer:_Arcimoto, Inc.___________________	Seller:_Ronald L. Anderson_______________
____________________________________	______________________________________
By_Jesse Fittipaldi_____________________	By____________________________________
Title_Chief Strategy Officer_____________	Title___________________________________
Execution Date__12-30-20______________	Execution Date__12-23-2020_______________
Time of Execution_____________________	Time of Execution________________________
Home Phone__________________________	Home Phone____________________________
Office Phone__________________________	Office Phone____________________________
Address______________________________	Address________________________________
Fax No.______________________________	Fax No.________________________________

ADDENDUM TO PURCHASE AND SALE AGREEMENT AND RECEIPT FOR EARNEST MONEY

Re: Sale Agreement Dated: ______December 23, 2020___________ Addendum No.: _________A________

Seller:____ RLA Holdings, LLC

Buyer:____ _ Arcimoto, Inc _____

For the real property described as: 311 Chambers St and 1480 W. 3rd Ave Eugene , Oregon _97401

SELLER AND BUYER HEREBY AGREE THAT THE FOLLOWING SHALL BE A PART OF THE PURCHASE AND SALE AGREEMENT AND RECEIPT FOR EARNEST MONEY REFERENCED ABOVE.

1.0	Seller represents, warrants and covenants to Buyer as follows:

1.1 Authority. Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. All requisite action has been taken by Seller in connection with the execution of this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby.

1.2 Consents; Binding Obligations. No third-party approval or consent is required to enter into this Agreement or to consummate the transactions contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

2.0 Tax Deferred Exchange. Buyer and Seller to have the option of completing an IRS 1031 exchanges which will not delay the close of escrow or cause additional expense to one or another. The respective parties’ rights and obligations under this agreement may be assigned to an Intermediary for the purpose of completing such an exchange.  Both parties agree to cooperate with the Intermediary in a manner necessary to complete the exchange.

3.0 Contingencies of the Sale.

3.1 Sale is contingent upon Buyer complete and unconditional approval of: (i) the Property and its physical condition, zoning and land use restrictions, and all systems, utilities, and access rights pertaining to the Property; (ii) The Seller’s documents; (iii) Securing financing (iv) Phase 1 Environmental assessment & all other appropriate inquiries investigation so as to protect Buyer under CERCLA; (v) And anything else Buyer deems necessary.

3.2 Buyer to have 75 days following a mutually executed Purchase & Sales Agreement to unconditionally release this contingency in writing. In the event Buyer does not unconditionally release this contingency in writing, said transaction shall be terminated and all earnest money returned to Buyer.

3.3. In the event the to be ordered Phase 1 Environmental Assessment recommends that a Phase II Subsurface Assessment is needed, the property inspection period to be extend by a reasonable amount of time to perform such inspection and review the results. In addition, closing to be extended by a 30-day period.

4.0 Occupancy After Closing.

4.1. Seller to be allowed to rent back the 311 Chambers St property after closing for up to 6 months. Rent to be $50,000 per month/ NNN. Seller to pay all utilities, taxes, insurance and maintenance expense during this period of time. Seller may terminate the lease agreement early following 30 days of advance written notice to Buyer. Buyer to be allowed to move into portions of property that become available as Seller moves out.

4.2. Buyer and Seller to work in good faith during the property inspection period to finalize the occupancy after closing rental agreement that will be executed at closing.

4.3. The buildings at 1480 W. 3rd Ave to be vacated at closing and Buyer to have immediate possession of them.

5.0 Personal Property. Buyer and Seller to work in good faith to create a personal property list that is included in the sale within 30 days following a mutually executed P&S Agreement. At a minimum, it shall include: Solar PV system, transformers drop downs, equipment power disconnects, complete powder coating line with evaporator, mezzanine lift and jib cranes. The transformers that are specific to the equipment being removed are not included. Seller to provide training on how to use the equipment.

6.0 Other Terms of The Sale.

6.1 At closing, Seller agrees to deliver the real property free and clear of all mortgages and other monetary liens. In addition, Seller agrees to deliver any personal property that is included in the sale free and clear of all mortgages and other monetary liens.

6.2 Operation of Property. Seller shall maintain and operate the Property in its normal and ordinary course of business and shall maintain the Property in substantially the same condition as the date of this Agreement.

6.3 Seller to Have the open-air warehouse fully enclosed to match remainder of warehouse. In addition, Seller to add a role up door on the south side of the building. Buyer to specify the size and location of the door.

6.4 When Seller vacates the property, they shall provide the following: (i) Provide a final janitorial cleaning of the office and restrooms; (ii) Leave the warehouse in broom swept condition; (iii) Remove all debris & trash from site along with cleaning catch basins; (iv) All HVAC units (including warehouse heaters) serviced and any needed repairs made. (v.) All fire sprinklers, back flow devices and fire hydrants to be serviced and current on their code required testing.

Buyer Signature:__Jesse Fittipaldi________________________________ Date:__12-30-2020_______________________

By:________________________________________ Title:________________________________________________

Seller Signature:__Ronald L. Anderson____________________________ Date:__12-23-2020______________________

By:________________________________________ Title:_____________________________________________